Exhibit 2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “First Amendment”) is entered into by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York banking corporation (the “Rights Agent”), on this 7th day of May 2003, at the direction of the Company.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated October 28, 1997 (the “Rights Agreement”); and

WHEREAS, on April 22, 2003, the Board of Directors of the Company determined to amend the Rights Agreement and directed the Rights Agent to enter into this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto do hereby agree as follows:

1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Section 23(c) of the Rights Agreement shall be deleted in its entirety.

(b) The sixth paragraph of Exhibit B to the Rights Agreement, the Form of Rights Certificate, is hereby amended to delete the following sentence: “The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred twenty (120) days following a change in a majority of the Board as a result of a proxy contest.”

(c) The ninth paragraph of Exhibit C to the Rights Agreement, the Summary of Rights to Purchase, is hereby amended to delete the following sentence: “The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred twenty (120) days following a change in a majority of the Board of Directors as a result of a proxy contest.”

2. Except as amended by this First Amendment, the Rights Agreement shall continue in full force and effect as originally executed and delivered.

3. Any reference in the Rights Agreement to the “Agreement” shall refer to the Rights Agreement as amended by this First Amendment.

4. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Rights Agreement.

5. This First Amendment shall be governed and construed in accordance with the laws of the State of Hawaii.

6. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

Attest:			HAWAIIAN ELECTRIC INDUSTRIES, INC.

By:	/s/ PETER C. LEWIS		By:	/s/ ROBERT F. CLARKE
		Peter C. Lewis Secretary			Robert F. Clarke Chairman, President and Chief Executive Officer

Attest:			CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ FELIX ORIHUELA		By:	/s/ R. BERNHAMMER
	Name: Title:	Felix Orihuela Vice President		Name: Title:	R. Bernhammer Vice President

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